HighMark Funds
Rule 10f-3 Report
Quarter Ended June 30, 2009


DATE OF PURCHASE                 6/19/2009
FUND(S)                          Bond Fund
SECURITY                         Magellan Midstream Partners 6.55% 7/2019
AMOUNT (SHARES/PAR)              $ 1,000,000
PRICE                            $99.653
COMMISSION OR SPREAD             0.65%
COMMISSION/ SPREAD REASONABLE    Yes
UNDERWRITER PURCHASED FROM       JP Morgan Securities
AMOUNT OF OFFERING               $300 Million
PURCHASED PERCENTAGE             0.3%
AFFILIATE IN SYNDICATE           Bank of Tokyo - Mitsubishi [1]



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The above transactions were conducted in accordance with the Funds'
Rule 10f-3 Procedures. In addition to limitations as to the type and amount of securities purchased, the Rule requires that the Fund pay a fair and reasonable price and commission or spread in acquiring the security.





[1] - Per the offering document, the other members of the syndicate include Bank of America Securities, Sun Trust Robinson Humphrey, Citigroup Global Markets, Credit Suisse, Morgan Stanley and Wacovia Capital Markets.